SOFTWARE LICENSE AGREEMENT


         THIS AGREEMENT is made as of the 8th day of May, 1998 by and between SIBONEY LEARNING GROUP ("Siboney") with an address at 8135 Forsyth, Suite 212, St. Louis, Missouri 63105, United States of America and NECTAR FOUNDATION ("NECTAR") with an address at 10 Bowhill Avenue, Nepean, Ontario, Canada K2E 6S7.

         WHEREAS, Siboney is in the business of creating, publishing and marketing software for use on microcomputers; and

         WHEREAS, the parties desire that Siboney modify and distribute in the United States certain software originally developed by NECTAR.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

         1. License Grant. NECTAR hereby grants to Siboney an exclusive license and right in the United States, its territories and possessions, to use, revise, modify and create derivative works of the "MathTrek 1,2,3", "MathTrek 4,5,6" and "Math Trek 7,8,9" software program series (the "Licensed Software") for use on Macintosh and Windows operating systems, and to repackage, manufacture, market, distribute, sell, lease, license and sub-license such revised and/or modified Licensed Software. Such revisions, modifications and derivative works are referred to herein as "Modified Software". The foregoing licenses to Siboney are subject to NECTAR's right set forth in Section 2 hereof, and to any licenses previously granted by NECTAR to end-users of the Licensed Software. Siboney shall have no rights in the Licensed Software or Modified Software other than as set forth in this Agreement. NECTAR shall, as reasonably requested by Siboney, consult with Siboney concerning such revisions, modifications and the like, and all revisions and the like will be subject to NECTAR's approval, which shall not be unreasonably withheld. NECTAR shall receive one (1) copy of every commercial product created pursuant to this license.

         2. Marketing. Siboney shall diligently develop, market and promote the Modified Software. Decisions regarding the packaging, pricing and trademarks for the Modified Software shall be made solely by Siboney. NECTAR shall be notified of the initial pricing structure and any subsequent changes in pricing. Notwithstanding anything to the contrary in Section 1, NECTAR shall have the exclusive right to license, market and distribute the Licensed Software to its existing distributors identified on Exhibit A hereto.

         3. Duties Upon Execution. Upon execution of this Agreement, NECTAR will provide Siboney with all source code, technical information and content documentation regarding the Licensed Software which NECTAR has in its possession or under its control. NECTAR represents that copyright to the external functions PostGrid and PostGraph in the source code is owned by Brain Waves Software, Inc. NECTAR cannot provide this code or information about how to use the external functions using such Brain Waves source code, and Siboney shall not use such code.

         4. Earned Royalties. Siboney will pay to NECTAR earned royalties ("Earned Royalties") based on sales of the Modified Software, in an amount equal to twenty-two and one-half percent (22.5%) of Siboney's Net Receipts for Modified Software. Earned Royalties will accrue upon Siboney's issuance of an invoice for a Modified Software product.

         5. Royalty Computation. "Net Receipts" are defined for purposes of this Agreement as all consideration received by Siboney or its affiliates, directly or indirectly, from the distribution, publication, lease, sale or other commercialization of the Modified Software, as applicable, less any discounts, returns, sales or use taxes, refunds, freight, shipping and handling charges. If Siboney intends to license any Modified Software covered by this Agreement as part of a package with other similar software, it shall first notify NECTAR. Net Receipts for Modified Software licensed in such packages shall be apportioned based on the relative retail or suggested retail prices reasonably established by Siboney for the various programs comprising the package.

         6. Method of Payment; Audit. Siboney shall pay NECTAR applicable Earned Royalties for each calendar quarter hereafter, beginning December 31, 1998, within 30 days following the end of each quarter in which Earned Royalties have accrued, accompanied by a statement showing Net Receipts. NECTAR shall have the right, not more than once each calendar year, upon reasonable notice to Siboney and during Siboney's regular business hours, to have such calculations and the records on which they are based reviewed by an accountant of its choosing. NECTAR's expenses in conjunction with any audit shall be reimbursable by Siboney within 30 days of presentation of a written statement of expenses if it is determined that there is more than a ten percent (10%) error in Siboney's statement and/or payment to NECTAR. If such review shows an overpayment by Siboney, then the amount of such overpayment shall be promptly refunded by NECTAR to Siboney.

         7. Guaranteed Minimum Royalties. Siboney will pay NECTAR a guaranteed minimum royalty payment totaling $180,000 (in U.S. Dollars). This guaranteed royalty will accrue in specified amounts (each, a "Guaranteed Amount") for certain periods (each, a "Guarantee Period) and be payable as follows: $30,000 will accrue on December 31, 1999 and be payable January 31, 2000; $60,000 will accrue on December 31, 2000 and be payable January 31, 2001 and $90,000 will accrue on December 31, 2001 and be payable January 31, 2002. Earned Royalties will be credited against the applicable Guaranteed Amount, if any. Earned Royalties for any Guarantee Period in excess of the Guaranteed Amount for that period shall be credited dollar for dollar to reduce the Guaranteed Amount for the following guarantee period. For example, if Earned Royalties accrued as of December 31, 1999 total $40,000, then the Guaranteed Amount payable January 31, 2001 shall be reduced to $50,000. The guaranteed minimum royalty payment does not affect Siboney's obligation to pay all Earned Royalties accrued during a particular period.

         8. Ownership. The Modified Software shall be the property of NECTAR, subject to Siboney's exclusive license as defined herein, and Siboney agrees to mark a copyright notice on each copy of Modified Software in the following form:
"? NECTAR Foundation."

         9. Warranty of Authority. Except as set forth in Section 3, NECTAR warrants and represents that it has full power and authority to grant the rights granted in this Agreement without the consent of any other party.

         10. Warranty of Noninfringement. NECTAR warrants that the Licensed Software does not infringe the copyright, trademark, trade secret or any other proprietary right, or the right to privacy, of any third party, and further warrants that the Licensed Software does not contain any defamatory, libelous or unlawful material. NECTAR agrees to defend, indemnify and hold harmless Siboney from and against any third-party claims, demands, liabilities, suits, proceedings and costs, including attorneys fees, incurred by Siboney arising from any alleged breach of the warranty of NECTAR under this section.

         11. Claims of Infringement. Siboney and NECTAR will give each other prompt and complete written notice whenever either becomes aware of any actual or impending unauthorized use of the Licensed Software or Modified Software. Siboney shall have complete discretion to act or forebear acting in regard to such actual or impending unauthorized use. NECTAR, however, shall cooperate at Siboney's sole expense with Siboney and follow Siboney's directions if Siboney elects to act in regard to such actual or impending unauthorized use, and any recovery awarded to or paid as a result of any action undertaken by Siboney shall belong solely to Siboney. If Siboney, however, shall elect not to act, NECTAR shall be deemed authorized to act at its own expense on its own behalf and any recovery shall belong solely to NECTAR.

         12. Term and Termination. This Agreement shall be effective upon execution and shall remain in effect until terminated by either party. NECTAR may terminate this Agreement after December 31, 2001, on 6 months notice to Siboney, in the event Earned Royalties for a calendar year do not meet or exceed $30,000 (in U.S. Dollars). Siboney may terminate this Agreement on 6 months notice any time after December 31, 2001. Upon termination pursuant to this Section, (a) the licenses granted herein shall terminate except as to those Modified Software products already distributed or sublicensed by Siboney, (b) Siboney shall have no rights to license or distribute any Modified Software not invoiced as of the end of the 6-month period and (c) Siboney remains obligated for Earned Royalties due on Modified Software invoiced prior to the end of such 6-month period. This Agreement will be terminated automatically upon the filing of a petition in bankruptcy by or against Siboney.

         13. Breach. In the event of a breach of any material term of this Agreement, the non-breaching party shall provide a notice of breach to the other party, which notice shall specify the nature of the breach. If the defaulting party fails to cure the breach within the thirty-day period following its receipt of such notice, then, at its option, the non-breaching party may terminate this Agreement upon notice to the other party and: (a) the licenses granted herein shall terminate except as to those Modified Software products already distributed or sublicensed by Siboney, (b) Siboney shall have no rights to license or distribute any Modified Software not invoiced as of the end of the 30-day period and (c) Siboney remains obligated for Earned Royalties due on Modified Software invoiced prior to the end of such 30-day period.

         14. No Joint Venture. Nothing in this Agreement shall be construed as creating a joint venture or any other type of partnership relationship between the parties. Each party shall be considered an independent contractor.

         15. Non-Waiver. Any party's waiver of or failure to enforce any of its rights under this Agreement shall not act as a waiver of forfeiture of any other right or of the same right in any other instance.

         16. Notice. Any notice, request, approval, consent and payment required under this Agreement (collectively, "Notice") shall be in writing and sent to the other party by (a) certified mail, return receipt requested, (b) a nationally recognized overnight courier at the address set forth herein; or (c) transmitted by telecopy with confirmation of receipt, all at the addresses set forth below:

With respect to Siboney:                        Bodie Marx
                                                Siboney Learning Group
                                                8135 Forsyth, Suite 212
                                                Saint Louis, MO 63105
                                                Fax:  (314) 726-0725

With respect to NECTAR:                         Victor D'Amico
                                                NECTAR Foundation
                                                10 Bowhill Avenue
                                                Nepean, Ontario
                                                Canada K2E 6S7
                                                Fax:  (613) 224-1946

Notice will be deemed to have been given on the first date of actual receipt of either form of notice.

         17. Assignments. This Agreement may not be assigned by either party without the written approval of the other party, which shall not be unreasonably withheld.

         18. Choice of Law and Forum; Consent to Jurisdiction. NECTAR acknowledges that in entering into this Agreement, it is purposefully availing itself of the benefits of doing business in the United States. NECTAR irrevocably consents to the exclusive jurisdiction of the United States District Court for the Eastern District of Missouri and the St. Louis County Circuit Court with regard to any controversy related to or arising out of this Agreement, and waives any objection to jurisdiction or venue of such courts. Any requirements under the Hague Convention or any other international treaty, convention or compact notwithstanding, NECTAR agrees that service of process by any of the methods for notice set forth in Section 12 of this Agreement shall be deemed appropriate service. NECTAR irrevocably consents that any judgements obtained against it arising out of or relating to this Agreement may be enforced in any jurisdiction in which NECTAR has assets.

         19. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral. No modification of claimed waiver of any of the provisions hereof shall be valid unless in writing and signed by the party against whom such modifications or waiver is sought to be enforced.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered by electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

SIBONEY CORPORATION                         NECTAR FOUNDATION


By:  /s/ Ernest R. Marx                   By: /s/ V. L. D'Amico
   -----------------------------------       -----------------------------------

Printed Name: Ernest R. Marx              Printed Name: V. L. D'Amico
              ------------------------                 -------------------------

Title: President,
       Siboney Learning Group             Title: /s/ Executive Director
       -------------------------------           -------------------------------

                    AMENDMENT TO SOFTWARE LICENSE AGREEMENT


         THIS AMENDMENT TO SOFTWARE LICENSE AGREEMENT ("Amendment") is made as of the 8th day of September, 1999 by and between SIBONEY LEARNING GROUP ("Siboney") with an address at 8135 Forsyth, Suite 212, St. Louis, Missouri 63105, United States of America and NECTAR FOUNDATION ("NECTAR") with an address at 10 Bowhill Avenue, Nepean, Ontario, Canada K2E 6S7.

                                    RECITALS

         A. Siboney and NECTAR entered into a software license agreement made as of the 8th day of May, 1998 (the "License Agreement").

         B. The parties to the License Agreement desire to amend the License Agreement with respect to the matters referred to herein.

         NOW, THEREFORE, in consideration of the premises and of the agreements and provisions set forth herein, and subject to the conditions contained herein, it is mutually agreed as follows:

         1. Definitions. Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning assigned to them in the License Agreement.

         2. License Grant. Paragraph 1 of the License Agreement is hereby amended by adding the following after the second sentence of the paragraph:

         "The definition of Licensed Software shall include, in addition to the program series specifically identified in the first sentence of this paragraph, the "ScienceTrek 4-6" program series, and such other software programs as the parties agree to in writing."

         3. Earned Royalties. Paragraph 4 of the License Agreement is deleted in its entirety and replaced with the following:

         "4.1 Siboney will pay to NECTAR earned royalties ("Earned Royalties") based on sales of the Modified Software for any MathTrek software program ("Modified MathTrek Software"), as follows: Effective for Earned Royalties accrued prior to July 1, 1999, Siboney will pay NECTAR Earned Royalties based upon sales of the Modified MathTrek Software in an amount equal to twenty-two and one-half percent (22.5%) of Siboney's Net Receipts for such Modified MathTrek Software. Effective for Earned Royalties accrued on or after July 1, 1999, Siboney will pay NECTAR Earned Royalties based upon sales of the Modified MathTrek Software in an amount equal to twenty percent (20%) of Siboney's Net Receipts for the first $350,000 of cumulative Earned Royalties for such Modified MathTrek software. After cumulative Earned Royalties for Modified MathTrek Software reach $350,000, the royalty will be reduced to an amount equal to fifteen percent (15%) of Siboney's Net Receipts on all future sales of Modified MathTrek Software.

         4.2 For any Licensed Software program or Modified Software program other than MathTrek software programs (each, an "Additional Software Program"), Siboney will pay to NECTAR Earned Royalties based on sales of such Additional Software Program in an amount equal to twenty percent (20%) of Siboney's Net Receipts for such Additional Software Program, provided that after cumulative Earned Royalties for such Additional Software Program reach $250,000, the royalty for that program will be reduced to an amount equal to fifteen percent (15%) of Siboney's Net Receipts on all future sale of such Additional Software Program."

         4. Guaranteed Minimum Royalties. Paragraph 7 of the License Agreement is deleted in its entirety and replaced with the following:

         "Siboney will pay NECTAR a guaranteed minimum royalty payment totaling $350,000 (in U.S. Dollars). This guaranteed royalty will accrue in specified amounts (each, a "Guaranteed Amount") for certain periods (each, a "Guarantee Period) and be payable as follows: $100,000 will accrue on December 31, 1999 and be payable January 31, 2000; $125,000 will accrue on December 31, 2000 and be payable January 31, 2001 and $125,000 will accrue on December 31, 2001 and be payable January 31, 2002. Earned Royalties will be credited against the applicable Guaranteed Amount, if any. Earned Royalties for any Guarantee Period in excess of the Guaranteed Amount for that period shall be credited dollar for dollar to reduce the Guaranteed Amount for the following guarantee period. For example, if Earned Royalties accrued as of December 31, 1999 total $120,000, then the Guaranteed Amount payable January 31, 2001 shall be reduced to $105,000. The guaranteed minimum royalty payment does not affect Siboney's obligation to pay all Earned Royalties accrued during a particular period."

         5. Term and Termination. Section 12 of the License Agreement is amended by deleting "$30,000" in the second sentence and replacing it with "$60,000."

         6. Full Force and Effect; Entire Agreement. Except to the extent expressly provided in this Amendment, the terms and conditions of the License Agreement shall remain in full force and effect and shall be binding on the parties thereto. The License Agreement, as amended hereby, constitutes the entire agreement among the parties hereto and no representations, inducements, promises or other agreements, which are otherwise not embodied herein or therein shall be of any force and effect.

         7. Counterparts. This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.


                                         SIBONEY LEARNING GROUP


                                         By: /s/ Ernest R. Marx
                                            ------------------------------------

                                         Title: President
                                               ---------------------------------


                                         NECTAR FOUNDATION


                                         By: /s/ V. L. D'Amico
                                            ------------------------------------

                                         Title: Executive Director
                                                --------------------------------